AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 15th day of June, 2009, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended (the "Fund Administration Agreement"), is entered by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the Hodges Fund and the Hodges Small Cap Fund, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds and to amend the fees; and

WHEREAS, Section 10 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit F is hereby superseded and replaced with Exhibit F attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

6/15/09

Exhibit F
to the Professionally Managed Portfolios
Fund Administration Servicing Agreement

Name of Series	Date Added
Hodges Fund	11/18/2002
Hodges Small Cap Fund	on or after 12/18/2007
Hodges Blue Chip 25 Fund	on or after 06/15/2009
Hodges Equity Income Fund	on or after 06/15/2009
Hodges Pure Contrarian Fund	on or after 06/15/2009

FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE EFFECTIVE: 09/01/2009

Domestic Funds for the Complex
Annual fee based upon assets per fund*
5 basis points on the first $500 million
4 basis points on the next $1 billion
3 basis points on excess over $1.5 billion

Minimums for all 5 funds:  $130,000
New Funds:  $26,000

Start up Fee: $20,000** for three new funds
Additional Funds - $15,000 per fund**

**do not include outside legal counsel review fees
Multiple Classes
Additional $10,000 per year per class

Chief Compliance Officer (CCO)

Hodges Fund - $12,500 (year 1)
Hodges Small Cap Fund - $3,500 (year 1)
Hodges Blue Chip 25 Fund - $3,000 (year 1)
Hodges Equity Income Fund - $3,000 (year 1)
Hodges Pure Contrarian Fund - $3,000 (year 1)

Board determined allocation (year 2)

Fees are billed monthly
* Subject to CPI increase, Milwaukee MSA.

Advisor Information Source Web Portal
•  $150 /fund/month
•  $500 /fund/month for clients using an external administration service
•  $200 /hour custom development – quoted based upon client requirements

Extraordinary Services
Quoted separately based upon requirements

Includes monthly fund performance reporting.  Daily performance reporting additional.

Plus out-of-pocket expenses, including but not limited to:
Postage, Stationery
Programming, Special Reports
Daily Compliance Testing Systems Expense
Proxies, Insurance
EDGAR filing
Retention of records
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
SEC 15c Reporting
Auditing and legal expenses
Blue Sky conversion expenses (if necessary)
All other out-of-pocket expenses

Advisor’s signature below acknowledges approval of the fee schedule above

HODGES CAPITAL MANAGEMENT, INC.

By: /s/Craig D. Hodges

Name: Craig D. Hodges

Title: President                      Date: 8/21/09

6/15/09